UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☑	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Bionovo, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April [—], 2010

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Bionovo, Inc, a Delaware corporation (“Bionovo” or the “Company”). The meeting will be held on Monday, May 3, 2010, at 11:00 a.m. local time at the Company’s headquarters, located at 5858 Horton Street, Suite 400, Emeryville, California for the following purposes:

1.	To elect five directors to the Board of Directors to hold office for a one-year term (the “Election of Directors”);

2.	To approve an amendment to the Certificate of Incorporation, as amended, to increase the authorized shares of common stock from 190,000,000 shares to 350,000,000 shares, par value $0.0001 (the “Authorized Share Increase”);

3.	To approve an amendment to the Certificate of Incorporation, as amended, to effect a reverse stock split of our common stock at a ratio to be determined by the Board of Directors within a range of between 1-for-[ ] and 1-for-[ ], with a corresponding reduction in the number of authorized shares of our common stock (the “Reverse Stock Split”), and to authorize the Board of Directors, in its discretion, to implement the Reverse Stock Split at an exchange ratio within this range and to do so at any time prior to our 2011 annual meeting of stockholders by filing an amendment to the Certificate of Incorporation.

4.	To ratify the appointment of PMB Helin Donovan, LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2010 (the “Ratification of Public Accountants”).

5.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on March 31, 2010 are entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof.

If you are a stockholder of record, you will find enclosed a proxy card or cards and an envelope in which to return the card(s). Your vote is important. Whether or not you plan to attend the annual meeting, I urge you to take a moment to vote on the items in this year’s proxy statement. Voting takes only a few minutes, and it will ensure that your shares are represented at the meeting.

I look forward to seeing you at the annual meeting, where you will hear about our results for 2009 and our priorities for 2010.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 3, 2010: We have elected to provide access to our proxy materials by: (i) sending you this full set of proxy materials, including the proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2009 and a proxy card; and (ii) notifying you of the availability of these proxy materials on the Internet that you may download and print at www.colonialstock.com/bionovo2010. We encourage you to review all of the important information contained in the proxy materials contained herein or accessed on the website before voting.

Sincerely,

/s/ Dr. Mary Tagliaferri
Dr. Mary Tagliaferri President and Secretary

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING	1

PROPOSAL 1 ELECTION OF DIRECTORS	6

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	8

COMPENSATION AND NOMINATIONS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	12

REPORT OF THE COMPENSATION AND NOMINATIONS COMMITTEE	12

NON-EMPLOYEE DIRECTOR COMPENSATION	13

PROPOSAL 2 APPROVAL OF AN AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 190,000,000 TO 350,000,000	15

PROPOSAL 3 APPROVAL OF AN AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT	17

PROPOSAL 4 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	24

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	27

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	28

COMPENSATION DISCUSSION AND ANALYSIS	29

TRANSACTIONS WITH RELATED PERSONS	36

HOUSEHOLDING OF PROXY MATERIALS	38

OTHER MATTERS	38

i

BIONOVO, INC.

5858 Horton Street, Suite 400

Emeryville, California 94608

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

Shareholders Should Read the Entire Proxy Statement Carefully

Prior to Returning Their Proxies

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD ON MAY 3, 2010

You are receiving this communication because you hold shares in Bionovo, Inc. We have elected to provide access to our proxy materials by: (i) sending you this full set of proxy materials, including the proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2009 and a proxy card; and (ii) notifying you of the availability of these proxy materials on the Internet that you may download and print at www.xxxxx. We encourage you to review all of the important information contained in the proxy materials contained herein or accessed on website www.xxxxx before voting.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Bionovo is soliciting your proxy to vote at the 2010 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 31, 2010, the record date for the annual meeting, will be entitled to vote at the annual meeting. On this record date, there were [—] shares of common stock, $0.0001 par value per share, outstanding and entitled to vote. The presence, in person or by proxy, of a majority of those shares will constitute a quorum at the meeting.

Stockholder of Record: Shares Registered in Your Name

If on March 31, 2010 your shares were registered directly in your name with our transfer agent, Colonial Stock Transfer, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 31, 2010 your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

(1)	To elect five directors;

(2)	To approve an amendment to the Certificate of Incorporation, as amended, to increase the authorized shares of common stock from 190,000,000 shares to 350,000,000 shares, par value $0.0001;

(3)	To approve an amendment to the Certificate of Incorporation, as amended, to effect a reverse stock split of our common stock, if necessary to maintain our NASDAQ listing, at a ratio determined by the Board of Directors within a range of between 1-for-[ ] and 1-for-[ ], with a corresponding reduction in the number of authorized shares of our common stock, and to authorize the Board of Directors, in its discretion, to implement such reverse stock split at an exchange ratio within this range and to do so at any time prior to our 2011 annual meeting of stockholders by filing an amendment to the Certificate of Incorporation; and

(4)	To ratify the appointment of PMB Helin Donovan, LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2010.

How do I vote?

With respect to the election of directors at the annual meeting, you may either vote “For” all the nominees for director or you may abstain from voting for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or you may abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Proxies may also be authorized by telephone or over the Internet by following the instructions on the proxy card. If you vote by telephone or Internet, you do not have to mail in your proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote by telephone or over the Internet, follow the instructions on the proxy card.

•

To vote in person, come to the annual meeting and we will give you a ballot when you arrive. If you submit your vote in person, any previous votes that were submitted by you will be superseded by the vote that you cast at the annual meeting.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Bionovo. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 31, 2010.

What if I return a proxy card but do not make specific choices?

If you properly complete and return your proxy, and do not revoke it, the proxy holders will vote your shares in accordance with your instructions. If your properly completed proxy gives no instructions, the proxy holders will vote your shares “For” the election of each of the five directors, “For” the proposal to amend our Certificate of Incorporation to increase the authorized shares, “For” the proposal to amend our Certificate of Incorporation to effect the reverse stock split, “For” the selection of PMB Helin Donovan, LLP as our independent registered public accounting firm, and in their discretion on any other matters that properly come before the annual meeting. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

The Company will bear the cost of soliciting proxies. Such cost will include charges by brokers and other custodians, nominees and fiduciaries for forwarding proxies and proxy material to the beneficial owners of our common stock. Solicitation may also be made personally or by telephone by the Company’s directors, officers and regular employees without additional compensation. In addition, the Company has retained Georgeson, Inc. to assist in the solicitation of proxies for a fee of approximately $7,500, plus expenses.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time prior to the annual meeting by:

•	notifying Bionovo’s Corporate Secretary in writing that you are revoking your proxy;

•	providing another signed proxy that is dated after the proxy you wish to revoke;

•	using the telephone or internet voting procedures; or

•	attending the annual meeting and voting in person. Simply attending the meeting will not, by itself, revoke your proxy.

If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions.

When are stockholder proposals due for next year’s annual meeting?

Rules of the Securities and Exchange Commission require that we receive any proposal by our stockholders for inclusion in our proxy materials for the 2011 annual meeting of stockholders no later than by [120 DAYS BEFORE THE DATE THIS STATEMENT IS RELEASED TO STOCKHOLDERS], 2010. Proposals must be submitted in writing to our Secretary at 5858 Horton Street, Suite 400, Emeryville, California, 94608, and you must comply with other requirements of Rule 14a-8 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). However, if the 2011 annual meeting date changes by more than 30 days from the date of the 2010 annual meeting date, then the proposal must be submitted a reasonable time before we begin to print and send our proxy materials for the 2011 annual meeting.

In addition, our Amended and Restated Bylaws have an advance notice procedure for stockholders to bring business before an annual meeting of stockholders. The advance notice procedure requires that a stockholder interested in presenting a proposal for action at the 2011 annual meeting of stockholders must deliver a written notice of the proposal, together with specific information relating to such stockholder’s proposal, nominee, stock ownership and identity, to our corporate secretary no later than the close of business on February 2, 2011 and no earlier than the close of business on November 4, 2010. You are advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. You must comply with these bylaws requirements in connection with a stockholder proposal or director nomination outside the Rule 14a-8 context.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. Abstentions and broker non-votes will not have an effect on the outcome of the Election of Directors. Broker non-votes will not have an effect on the outcome of the Ratification of Public Accountants, but abstentions will have the same effect as a vote “Against” the Ratification of Public Accountants. Both abstentions and broker non-votes will have the same effect as a vote “Against” the Authorized Share Increase and the Reverse Stock Split. Abstentions and broker non-votes will be counted toward the quorum requirement.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. On non-routine items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

What are broker non-votes?

Broker non-votes occur when a beneficial owner of shares held through a bank, broker or other nominee in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote. Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the nominee will only be allowed to vote the shares on behalf of the beneficial owner in its discretion on “routine” matters, but it cannot vote the shares in its discretion on behalf of the beneficial owner on any “non-routine” matters. When a nominee votes a client’s shares on some but not all of the proposals at a meeting, the missing votes are referred to as broker “non-votes.” Please note that this year the applicable rules that prescribe how brokers may vote your shares on the election of directors in uncontested elections have recently changed. Under the applicable new rules, at the annual meeting, the Election of Directors, the Authorized Share Increase and the Reverse Stock Split are considered “non-routine” matters, and the Ratification of Public Accountants is considered a “routine” matter. Therefore, you must give specific instructions to your broker for your shares to be voted on the Election of Directors, the Authorized Share Increase and the Reverse Stock Split at the Annual Meeting.

If you do not give specific instructions to your broker how to vote your shares on your behalf with respect to the Election of Directors, the Authorized Share Increase and the Reverse Stock Split, your broker will have no discretionary authority to vote your shares on these proposals. Although the shares will be counted towards the determination of whether a quorum is present, in person or represented by proxy, at the annual meeting, with respect to the Election of Directors, such uninstructed shares (or broker non-votes) will have the effect of a “withhold” vote for all Board nominees for election as Directors, and will have the effect of a vote “Against” the Authorized Share Increase and Reverse Stock Split. With respect to proposal 4, your broker will have discretionary authority to vote your uninstructed shares “for”, or “against”, or to “abstain” from voting on the Ratification of Public Accountants.

How many votes are needed to approve each proposal?

To approve the Election of Directors, the five nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the Election of Directors will be elected, regardless of whether that number represents a majority of the votes cast. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

To approve each of the Authorized Share Increase and the Reverse Stock Split, we must receive the affirmative vote “For” the applicable proposal by holders of at least a majority of the total votes entitled to be cast at the meeting. Abstentions and broker non-votes will have the same effect as a vote “Against” each of these proposals.

To approved the Ratification of Public Accountants we must receive “For” votes from the holders of a majority of shares present at the annual meeting, either in person or by proxy, and entitled to vote at the meeting. Abstentions will have the same effect as a vote “Against” the proposal. Broker non-votes will not have an effect on the outcome of the Ratification of Public Accountants.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the outstanding shares of our common stock on the record date are present at the meeting in person or represented by proxy. On the record date, there were [—] shares of common stock outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of the shares present in person or represented by proxy at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our current report on Form 8-K no later than May 6, 2010.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors (the “Board”) currently consists of seven directors. There are five nominees for director this year. Each director to be elected will hold office until the next annual meeting and until his successor is elected, or until the director’s death, resignation or removal. Each of the nominees listed below is currently a member of our Board who was previously elected by the stockholders or appointed to the Board during 2009.

The five candidates receiving the highest number of affirmative votes by the holders of shares entitled to be voted will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following table sets forth the names and ages (as of March 31, 2010) of our directors:

Name	Age	Position Held With Us
John Baxter	69	Director
George Butler	62	Director
Isaac Cohen	47	Chairman, Chief Executive Officer, Chief Scientific Officer and Director
Louis Drapeau	66	Director
David Naveh	58	Director
Mary Tagliaferri	44	President, Chief Medical Officer, Chief Regulatory Officer Secretary, Treasurer and Director
Michael D. Vanderhoof	50	Director

The two longest serving members of the Board of Directors, Mr. Naveh and Mr. Vanderhoof, have decided to retire from the board, and have declined to be nominated for reelection.

The following are brief biographies of each nominee for Director:

John Baxter, M.D., 69, has been a director since April 14, 2008. Dr. Baxter is currently Senior Member and Co-Director of the Center for Diabetes Research at The Methodist Hospital Research Institute, and Head of Endocrinology at The Methodist Hospital. He was associated with the University of California, San Francisco (or “UCSF”) from 1970 to 2008, where he was a Professor of Medicine from 1979 to 2008, Chief of Endocrinology, Parnassus Campus from 1980 to 1997, and Director of UCSF’s Metabolic Research Unit from 1981 to 1999. Dr. Baxter was President of The Endocrine Society from June 2002 to June 2003. He was a founder and served as a director of California Biotechnology, Inc., a drug development company (now Scios, Inc., a division of Johnson & Johnson) from 1982 until 1992 and was a founder and Director of Karo Bio A.B., a Swedish biotechnology company and SciClone Pharmaceuticals, a drug development company. Dr. Baxter has also been elected to the National Academy of Sciences and the Institute of Medicine of the National Academy of Sciences, and he received the Outstanding Investigator Award from the Howard Hughes Medical Institute. Dr. Baxter is an independent and unaffiliated director, and serves on our Audit Committee, and on our Compensation and Nominations Committee.

In the opinion of the Board, Dr. Baxter provides a unique combination of relevant scientific expertise and commercial drug development experience.

George Butler, Ph.D., 62, has been a director since March 11, 2008. Currently, Dr. Butler serves as the Chairman and President of SingEval (Singapore) Pte. Ltd., a drug development company based in Singapore and the US. Dr. Butler was formerly the vice president, Customer Relationships, Global Development of AstraZeneca, plc, a global pharmaceutical company. Prior to this, he was Vice President, Head of Regulatory Affairs. Prior to his time at AstraZeneca, Dr. Butler was Vice President and Head of Regulatory Affairs with Novartis AG. Dr. Butler has over 30 years of healthcare research and business experience, primarily in a development environment in multiple biopharmaceutical companies and has also been active for many years in advancing Asian-Western development/regulatory single programs. Dr. Butler is an independent and unaffiliated director, and serves on our Compensation and Nominations Committee.

In the opinion of the Board, Dr. Butler provides a valuable insight into regulatory affairs, healthcare research and drug development.

Isaac Cohen, O.M.D., L.Ac., 47, is a co-founder of Bionovo Pharmaceuticals, Inc. (“Bionovo Pharmaceuticals”), and has served as its Chairman, Chief Executive Officer, and Chief Scientific Officer and as a director since February 2002. He became Bionovo, Inc.’s Chairman, Chief Executive Officer and Chief Scientific Officer and a Director in April 2005. Dr. Cohen has been a Guest Scientist at the University of California, San Francisco (UCSF) Cancer Research Center and UCSF Center for Reproductive Endocrinology since 1996. Dr. Cohen was in private practice at The American Acupuncture Center, located in Berkeley, California from 1989-2005.

In the opinion of the Board, Dr. Cohen, as founder and Chief Scientific Officer, provides an essential creative core and scientific rigor to the Board.

Louis Drapeau, CPA, MBA, 66, has been a director since March 14, 2008. Mr. Drapeau has served as the Chief Executive Officer of InSite Vision since November 2008 and as its Chief Financial Officer since October 1, 2007. Prior to InSite Vision, he served as Chief Financial Officer, Senior Vice President, Finance, at Nektar Therapeutics, a biopharmaceutical company headquartered in San Carlos, California from January 2006 to August 2007. Prior to Nektar, Mr. Drapeau served as Acting Chief Executive Officer from August 2004 to May 2005 and as Senior Vice President and Chief Financial Officer from August 2002 to August 2005 for BioMarin Pharmaceutical Inc, a pharmaceutical company. Previously, Mr. Drapeau spent more than 30 years at Arthur Andersen. Mr. Drapeau also serves on the boards of Intermune, Inc., a pharmaceutical company and Bio-Rad Laboratories, a life science and clinical diagnosis company. From 2006 to 2008, Mr. Drapeau served on the board of directors of Inflazyme Pharmaceuticals, a biotechnology company whose stock is traded on the Toronto stock exchange. Mr. Drapeau is an independent and unaffiliated director, and serves as the chair of our Audit Committee. Mr. Drapeau meets the qualifications as a “Financial Expert”, according to the definition in Item 407 (d)(5)(ii) on Regulation S-K.

Mary Tagliaferri, M.D., L.Ac., 44, is a co-founder of Bionovo Pharmaceuticals, and has served as its Chief Regulatory Officer, Chief Medical Officer, Secretary and Treasurer and as a director since February 2002. She became Vice President, Chief Medical Officer, Chief Regulatory Officer, Secretary and Treasurer of Bionovo, Inc. in April 2005, and a director effective in May 2005. She became President of Bionovo, Inc. in addition to continuing her functions as the Company’s Chief Medical Officer, Chief Regulatory Officer, Secretary, Treasurer and Director in May 2007. Dr. Tagliaferri conducted translational research at the University of California, San Francisco from 1996 to 2002.

In the opinion of the Board, Dr. Tagliaferri, as founder and Chief Medical Officer, provides an essential creative core and medical rigor to the Board.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Corporate Governance

Bionovo has adopted corporate governance guidelines that outline, among other matters, the role of the Board, and the responsibilities of various Board committees. These guidelines assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management, and are also intended to align the interests of directors and management with those of the Company’s stockholders. These guidelines establish practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation.

The Guidelines were adopted by the Board to, among other things, reflect changes to the legal and regulatory requirements, including the NASDAQ Stock Market (“NASDAQ”) listing standards and Securities and Exchange Commission (“SEC”) rules, and evolving best practices and other developments.

These guidelines are available for review on the Company’s website at www.bionovo.com/investors/governance.

Independence of the Board of Directors

We are listed on the NASDAQ Capital Market (“NASDAQ”) and have chosen to apply the listing standards of NASDAQ in determining the independence of our directors. The Board consults with counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and us, our senior management and our independent registered public accounting firm, the Board affirmatively has determined that all of our directors are independent and unaffiliated directors within the meaning of the applicable NASDAQ listing standards, except Isaac Cohen, our Chairman and Chief Executive Officer, Mary Tagliaferri, our President and Chief Medical Officer, and Michael Vanderhoof.

The Board has noted that David Naveh has received compensation from the Company for a specific consulting agreement in 2007 and 2008, but notes that the total compensation was below the NASDAQ listing standards threshold, and that the engagement has been concluded. The Board has specifically determined that Dr. Naveh is an independent and unaffiliated director.

The Board has noted Dr. John Baxter has received compensation from the Company for serving as a member of the Company’s Scientific Advisory Board (SAB), but notes the total compensation was below the NASDAQ listing standards threshold. The Board has specifically determined that Dr. Baxter is an independent and unaffiliated director.

Board Leadership and Lead Independent Director

For historical purposes, and due to the emerging nature of the Company, the roles of chairman and Chief Executive Officer have remained combined. The Board periodically reviews this structure for continued appropriateness, and continues to believe that the roles should be combined.

The Board has, however, recently determined that governance interests would be served with the designation of a Lead Independent Director (LID). Louis Drapeau has been so designated by the Board, and will work with our chairman and Chief Executive Officer to further define the role over the coming year. Also concurrent with this decision, the Board has established a Governance Committee, consisting of the LID and the chairman/CEO. It is expected that the Governance Committee’s role will also evolve over the coming year; the Governance Committee Charter can be viewed on the Company’s website, www.bionovo.com/investors/governance.

Board of Directors’ Role in Risk Oversight

As an emerging development company, the risks facing Bionovo change rapidly and must be the attention of all board members and committees as well as management. For example, the Board as a whole must review enterprise risk in the decisions on strategies, budgets and financial activities. The Audit Committee also has an essential role in reviewing specific financial and operational risks and management issues. The Compensation and Nominations Committee must actively assess the risks associated with executive and employee compensation plans.

Within the Company, the entire executive management team shares in the responsibility of risk assessment and management. In that role, each member of the management team has direct access to the Board or to specific board committees to ensure a full and complete communication of risk issues. For example, the Audit Committee routinely meets directly and confidentially with the Chief Financial Officer.

Limits to Service on Other Boards.

The Board has adopted a policy that no director may serve on more than three additional public company boards without the express approval from the Board.

Meetings of the Board of Directors

During fiscal year 2009, the Board held six (6) meetings in person or by telephone. Between meetings, members of the Board are provided with information regarding the Company’s operations and are consulted on an informal basis with respect to pending business. Each director attended at least 75% of the total number of meetings of the Board, and the total number of meetings held by all committees of the Board on which such director served during the year.

Stockholder Communications with the Board of Directors

Interested parties may communicate with the Board or specific members of the Board, including the independent directors and the members of the various board committees, by submitting a letter addressed to the Board of Directors of Bionovo, Inc. c/o any specified individual director or directors at the address listed herein. Any such letters are then forwarded to the indicated directors.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our employees, including our principal executive officer, our principal financial officer and our principal accounting officer. The Company’s Chief Executive Officer and Chief Financial Officer have signed the Code of Ethics, and a copy of the Code of Ethics is available at the Corporation’s website at http://www.bionovo.com under the heading “Investors—Corporate Governance”.

Information Regarding the Committees of our Board of Directors

The Company’s by-laws authorize the Board to appoint among its members one or more committees, each consisting of one or more directors. As of December 31, 2009, the Company had two standing committees: an Audit Committee and a Compensation and Nominations Committee. Recently, the Board restructured its committees and established four standing committees: a Governance Committee, an Audit Committee, a Compensation Committee and a Nominations Committee.

The following table provides membership information and meeting information for each of the Board committees as of December 31, 2009:

Name	Audit Committee	Compensation and Nominations Committee
John Baxter	X	X
George Butler		X
Louis Drapeau	X*
David Naveh	X	X*
Total meetings in fiscal 2009	5	1

*	Committee Chairperson

Governance Committee

The Board has established a Governance Committee, initially comprised of Isaac Cohen, our Chairman and Chief Executive Officer, and Louis Drapeau, our Lead Independent Director, to develop and maintain appropriate governance policies and practices, as well as to set the goals and agendas for board meetings.

Audit Committee

The Audit Committee is composed of three outside independent directors: John Baxter, Louis Drapeau, who serves as the chairperson, and Dr. Naveh. No member of the Audit Committee is an employee or officer of the Company. The functions of the Audit Committee include, among other things, assisting the Board’s oversight of: (1) the integrity of the Company’s annual and quarterly financial statements, (2) the internal control over financial reporting process of the Company; (3) the qualifications, independence and performance of the Company’s independent public accountants, and (4) compliance by the Company with all applicable legal and regulatory compliance. The Audit Committee met five times during the fiscal year ended December 31, 2009.

The Audit Committee Charter provides that the Audit Committee will consist of no fewer than three members, each of whom is independent under NASDAQ rules. John Baxter, Louis Drapeau, and Dr. Naveh are “independent” directors, as defined in the Securities Exchange Act of 1934 as well as under the rules and regulations of NASDAQ. Louis Drapeau is qualified to be an “audit committee financial expert,” as that term is defined by Regulation S-K of the Securities Exchange Act of 1934.

Compensation and Nominations Committee(s)

Our Compensation and Nominations Committee was composed of three outside independent directors: Dr. Naveh, who served as chairperson, George Butler and John Baxter. This committee has now been split into two separate committees, the Compensation Committee and the Nominations Committee.

As currently structured, the Compensation Committee reviews and approves our overall compensation strategy, policies, plans and programs. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; recommends to the Board for approval the compensation and other terms of employment of our Chief Executive Officer; reviews and approves the compensation and other terms of employment of other senior management, including executive officers; and administers our equity incentive and purchase plans. The Compensation Committee is also responsible for the review and approval of compensation of directors. The Compensation Committee also reviews with management the Company’s Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings. The Compensation Committee met once during the fiscal year ended December 31, 2009.

The Nominations Committee is responsible for the Company’s qualification and nomination of potential Board members. Pursuant to the committee’s charter, which is available on the Company’s website, the Nominations Committee reviews the qualities and skills of prospective members of the Board of Directors and generally requires that director candidates be qualified individuals who, if added to the Board of Directors, would provide the mix of director characteristics, experience, perspectives and skills appropriate for the Company. Criteria for selection of candidates include, but are not limited to: (i) business and financial acumen, as determined by the independent directors in their discretion, (ii) qualities reflecting a proven record of accomplishment and ability to work with others, (iii) knowledge of the Company’s industry, (iv) relevant experience and knowledge of corporate governance practices, (iv) diversity of viewpoints, background, experience and other demographics, and (v) expertise in an area relevant to the Company. Potential Board members should not have commitments that would conflict with the time commitments of a director of the Company.

As listed above, diversity of viewpoints, background, experience and other demographics is one of several criteria on which the Nominations Committee bases its evaluation of potential candidates for director positions. The inclusion of diversity in the listed criteria reflects the Board of Director’s belief that diversity is an important component of an effective Board and the Nominations Committee considers diversity aspects when it evaluates director candidates and their specific skills, expertise and background.

The Board of Directors has a specific policy allowing for the consideration of nominees recommended by security holders. Security holders can recommend a prospective nominee for the Board of Directors by writing to the Company’s Secretary or Chief Financial Officer at the Company’s corporate headquarters and providing the information required by the Company’s by-laws, along with any additional supporting materials the security holder considers appropriate, by calendar year end for consideration at the next annual shareholder meeting. As of March 31, 2010, there have been no recommended nominees from security holders. The Company has paid no fees to third parties for evaluating or identifying potential nominees within 2009 or 2010 to date.

Available information about Bionovo

The following information is available on our website at www.bionovo.com and in print for any stockholder upon written request to our Secretary:

•	Previously filed SEC current reports, quarterly reports, annual reports, and reports under Section 16(a) of the Securities Exchange Act of 1934

•	Governance Committee Charter

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominations Committee Charter

•	Code of Business Conduct and Ethics

•	By-laws

COMPENSATION AND NOMINATIONS COMMITTEE INTERLOCKS AND INSIDER

PARTICIPATION

During the fiscal year ended December 31, 2009, none of our executive officers served as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation and Nominations Committee. In 2008, we signed a manufacturing process consulting contract with Dr. Naveh for $60,000. Dr. Naveh received payments totaling $55,000 in 2008 and a final payment of $5,000 in the first quarter of 2009. The contract has now been terminated.

In February of 2009, we signed a two-year agreement with Dr. John Baxter to serve as a member of our Scientific Advisory Board. The contract provides for quarterly payments totaling $40,000 and Dr. Baxter received payments of $18,333 in 2009. Dr. Baxter also received options to purchase 60,000 shares of the Company’s common stock at an exercise price $0.25. The options vest over two years with 50% vesting on the first and second anniversaries of the grant date.

REPORT OF THE COMPENSATION AND NOMINATIONS COMMITTEE

The Compensation and Nominations Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation and Nominations Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

David Naveh, Chairperson

John Baxter

Louis Drapeau

NON-EMPLOYEE DIRECTOR COMPENSATION

For the year ended December 31, 2009, each of our non-employee directors received an annual retainer of $24,000 for their service, and additional cash or stock options for service on board committees. Total compensation paid to non-employee directors in 2009 was $130,000. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with our policy.

The following table sets forth a summary of the compensation we paid to our non-employee directors who served during the fiscal year ended December 31, 2009:

Name	Fees Earned or Paid in Cash ($)	Option Awards (1)($)	All Other Compensation ($)		Total ($)
John Baxter(4)	24,000	—	29,862	(2)	53,862
George Butler(5)	24,000	—	—		24,000
Louis Drapeau(6)	34,000	—	—		34,000
David Naveh(7)	24,000	—	5,000	(3)	29,000
Michael Vanderhoof(8)	24,000	—	—		24,000

(1)	There were no stock options granted to non-employee directors during the year ended December 31, 2009.
(2)	Includes $18,333 cash payments and $11,529 as the grant date fair market value of stock options to purchase 60,000 shares of common stock made on February 27, 2009 at an exercise price of $0.25 per share for service as a member of the Company’s Scientific Advisory Board.
(3)	Balance represents fees paid under the manufacturing process consulting agreement that terminated in the first quarter of 2009.
(4)	Excludes stock options to purchase 10,000 shares of common stock with an aggregate grant-date fair value of $3,697, granted on March 16, 2010 for participation on the Board for the fiscal year ended December 31, 2009.
(5)	Excludes stock options to purchase 10,000 shares of common stock with an aggregate grant-date fair value of $3,697, granted on March 16, 2010 for participation on the Board for the fiscal year ended December 31, 2009.
(6)	Excludes stock options to purchase 11,500 shares of common stock with an aggregate grant-date fair value of $4,252, granted on March 16, 2010 for participation on the Board for the fiscal year ended December 31, 2009.
(7)	Excludes stock options to purchase 11,500 shares of common stock with an aggregate grant-date fair value of $4,252, granted on March 16, 2010 for participation on the Board for the fiscal year ended December 31, 2009.
(8)	Excludes stock options to purchase 10,000 shares of common stock with an aggregate grant-date fair value of $3,697, granted on March 16, 2010 for participation on the Board for the fiscal year ended December 31, 2009.

In 2010, the non-employee directors will receive an annual cash retainer of $24,000. Board members also receive additional annual retainers for serving as chairpersons on some board committees. The additional retainer for the Chair of the Audit Committee will be $2,500 per meeting attended subject to a maximum of $10,000, and the additional retainer for the Chair of the Compensation and Nominations Committee will be $2,500 per meeting attended subject to a maximum of $5,000. Our directors are also entitled to receive reimbursement of reasonable out-of-pocket expenses incurred by them to attend board meetings.

In addition to the cash compensation, each non-employee director is typically granted an annual stock option award to purchase 10,000 shares when re-elected by the stockholders and each new non-employee director will automatically receive an option to purchase 25,000 shares of our common stock upon election to the board. The chair of each Committee will also be granted an option to purchase 1,500 shares of our common stock upon re-election to the Board. In 2009, due to extraordinary services, these grants were not made after the annual shareholder meeting, but were made in March 2010.

PROPOSAL 2

APPROVAL OF AN AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO

INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 190,000,000 TO 350,000,000

General

Our Board of Directors has unanimously adopted an amendment to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to increase the authorized number of shares of common stock from 190,000,000 to 350,000,000, subject to approval of the amendment by shareholders, and is hereby soliciting shareholder approval for the amendment. No change is being proposed to the authorized number of shares of our preferred stock, which will remain at 10,000,000.

Under the existing provisions of our Certificate of Incorporation, the Company currently has authority to issue 190,000,000 shares of common stock, of which approximately [            ] shares were issued and outstanding at the close of business on the record date. There were [            ] shares of our Series A Preferred Stock outstanding as of the close of business on the record date.

The proposed increase in the authorized shares of our common stock would become effective immediately upon the filing of articles of amendment to our Certificate of Incorporation with the office of the Secretary of State of Delaware. We expect to file the amendment promptly upon approval of our shareholders.

This proposal would amend the first paragraph of Section 1 of Article Four of the Certificate of Incorporation to read in its entirety as follows with respect to total shares authorized and to increase the total shares of common stock authorized:

The Corporation shall have the authority to issue two classes of shares to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation shall have the authority to issue is [            ] ([            ]) shares, of which [            ] ([            ]) shall be Common Stock, and TEN MILLION (10,000,000) shares shall be Preferred Stock. Each share of Common stock shall have a par value of $0.0001, and each share of Preferred Stock shall have a par value of $0.0001.

Reasons for Proposed Amendment

To provide the Company with greater flexibility to raise capital in the current economic environment, the proposed amendment would increase the number of authorized shares of common stock by 160,000,000 to 350,000,000 shares. Including all stock options, warrants and restricted stock, there are 156,883,045 shares outstanding as of March 31, 2010.

Our Board of Directors believes that the amendment is in the best interests of our stockholders and us. We believe that the increase is necessary so that we will have a sufficient number of authorized shares to meet our obligations to issue additional shares and for future contingencies. The increase in authorized capital may also be necessary in order to have sufficient shares to issue upon conversion of notes, exercise of warrants and options.

As of the date of this Proxy Statement, we do not have any specific plans to issue common stock other than to issue common stock in accordance with private placement offerings for financing purposes and upon the conversion of notes, the exercise of warrants and/or stock awards under our Stock Incentive Plan.

Interest of Management in the Amendment to the Certificate of Incorporation

Management does not have a direct or indirect material interest in the proposed Amendment to the Certificate of Incorporation.

Potential Effects of Proposed Amendment

The additional shares of common stock, when and if issued, would have the same rights and privileges as the shares of common stock now issued, including the right to cast one vote per share and to participate in dividends when and to the extent declared and paid. Our common stock does not entitle any holder to any preemptive rights. Any issuance of additional shares of common stock would increase the number of outstanding shares of common stock. As a result, existing shareholders would experience dilution in their percentage ownership, voting power and in their earnings per share (unless such issuance was pro rata among all existing shareholders). In addition, depending upon the price realized in such issuance, existing shareholders may experience a reduction in their book value per share.

Our Board of Directors will determine whether, when and on what terms the issuance of shares of common stock may be warranted in connection with any future actions. If the amendment is approved by the shareholders, the shares of common stock would be available for issuance without further action by our shareholders, except as may be required by applicable law or regulation.

Required Vote

The affirmative vote of a majority of the total votes entitled to be cast either in person or by proxy is required for approval of the Authorized Share Increase. Approval by our shareholders of the Authorized Share Increase is not conditioned upon approval of the Reverse Stock Split, and likewise approval of the Reverse Stock Split is not conditioned upon approval of the Authorized Share Increase.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

APPROVAL OF AN AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO

EFFECT A REVERSE STOCK SPLIT

Our Board of Directors has unanimously adopted and is submitting for stockholder approval an amendment to the Certificate of Incorporation to effect a reverse stock split at a reverse split ratio of between 1-for-[—] and 1-for-[—], which ratio will be selected by the Board of Directors following stockholder approval and prior to the time of filing of a Certificate of Amendment with the Delaware Secretary of State. Pursuant to the law of Delaware, the Company’s state of incorporation, the Board of Directors must adopt any amendment to the Company’s Certificate of Incorporation and submit the amendment to stockholders for their approval.

The Board, in its discretion, may elect, at any time prior to next year’s annual meeting of stockholders, to effect any reverse split ratio within the range set forth above upon receipt of stockholder approval, or none of them if the Board determines in its discretion not to proceed with the reverse stock split. Management believes that the availability of a range of reverse split ratios will provide Management with the flexibility to implement the reverse stock split in a manner designed to maximize the anticipated benefits for the Company and its stockholders. In determining which reverse stock split ratio to implement, if any, following the receipt of stockholder approval, the Board of Directors may consider, among other things, factors such as:

•	the Company’s ability to continue its listing on the NASDAQ Capital Market

•	the historical trading price and trading volume of the common stock;

•	the then prevailing trading price and trading volume of the common stock and the anticipated impact of the reverse stock split on the trading market for the common stock;

•	which reverse split ratio would result in the greatest overall reduction in the Company’s administrative costs; and

•	prevailing general market and economic conditions.

This proposal would amend the first paragraph of Article Four of the Certificate of Incorporation to read in its entirety as follows:

“The Corporation shall have authority to issue two classes of shares to be designated respectively, “Common Stock” and Preferred Stock.” The total number of capital stock which the Corporation shall have the authority to issues is [            ] Million (            ) shares, of which [            ] Million (    ,000,000) shares shall be common stock, and Ten Million (10,000,000) shares shall be preferred stock. Each share of Common Stock shall have a par value of $0.001, and each share of Preferred Stock shall have a par value of $0.001. Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of these Articles of Amendment, each [two],[three][four][five][six][seven][eight][nine][ten] shares of common stock issued and outstanding immediately prior to the Effective Time shall be combined and changed into one (1) validly issued, fully paid and non-assessable share of common stock without any further action by this Company or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No certificates representing fractional shares of common stock shall be issued in connection with the Reverse Stock Split. Shareholders who otherwise would be entitled to receive fractional shares of common stock because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a share of common stock to round up to the next whole share. Each certificate that immediately prior to the Effective Time represented shares of common stock (“Old Certificates”), shall thereafter represent that number of shares of common stock into which the shares of common stock represented by the Old Certificate shall have been combined.”

If the Authorized Share Increase discussed above in “Proposal 2—Approval of Amendment to Our Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock from 190,000,000 to 350,000,000” is approved by our shareholders, we expect to file the articles of amendment effecting the Authorized Share Increase prior to filing articles of amendment effecting the Reverse Stock Split (and related share decrease).

Purposes of the Reverse Stock Split

Our common stock currently trades on the NASDAQ Capital Market under the symbol “BNVI.” The NASDAQ Capital Market has several continued listing criteria that companies must satisfy in order to remain listed on the exchange. One criteria for continued listing is that Bionovo maintain a trading price that is greater than or equal to $1.00 per share. In September 2009, we received a letter from NASDAQ stating that, for 30 consecutive business days, the bid price of our common stock closed below the minimum $1.00 per share requirement for continued listing on The NASDAQ Capital Market. We were provided a period of 180 calendar days, or until March 15, 2010, to regain compliance. On March 16, 2010, we received a letter granting us an additional 180 calendar day compliance period. If, at anytime before September 13, 2010, the bid price of the common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ has indicated that it will provide written notification that compliance has been regained. However, if we do not regain compliance with the rule as of September 13, 2010, our common stock will be subject to immediate delisting.

As of the date of this proxy statement, we meet all of the NASDAQ Capital Market’s continued listing criteria, other than the $1.00 minimum trading price requirement. Although we do not believe that we currently have an issue relating to the continued listing of our common stock on the NASDAQ Capital Market, we believe that approval of this proposal would provide the Board with the ability to meet the continued listing standard in the future, to the extent that our common stock price would not otherwise meet the minimum trading requirements then in effect.

Our Board believes that the continued listing of our common stock on The NASDAQ Capital Market is in the best interests of our shareholders. If our common stock was delisted from the NASDAQ Capital Market, trading, if any, in our securities may then continue to be conducted in the over-the-counter market on the OTCBB or in the “pink sheets”. In this case, we could face significant material adverse consequences, including:

•	the issuance of our securities may require compliance with the individual securities laws or “blue sky” laws of several states. Compliance with blue sky laws may be time consuming and costly;

•	limited availability of market quotations for our securities;

•

the determination that our common stock is a “penny stock,” which would require brokers trading in our common stock to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•	more limited amount of news and analyst coverage for us;

•	decreased ability to issue additional securities or obtain additional financing in the future; and

•	decreased ability of our security holders to sell their securities in certain states.

Our management believes that delisting could also adversely affect our relationships with vendors and customers.

The purpose of the Reverse Stock Split is to increase the market price of our common stock. The Board intends to implement the Reverse Stock Split only if it believes that a decrease in the number of shares outstanding is likely to improve the trading price for our common stock and improve the likelihood that we will be allowed to maintain our listing on the NASDAQ Capital Market. If the trading price of our common stock increases without a reverse stock split, the Board may exercise its discretion not to implement a reverse split.

The Board believes that stockholder approval of the range of potential exchange ratios (rather than a single exchange ratio) provides the Board with the flexibility to achieve the desired results of a reverse stock split. If the stockholders approve this proposal, the Board would effect a reverse stock split only upon the Board’s determination that a reverse stock split would be in the best interests of Bionovo and its stockholders at that time. To effect a reverse stock split, the Board would set the timing for such a split and select the specific ratio from the range of ratios described in this Proxy Statement. No further action on the part of stockholders will be required to either implement or abandon the reverse stock split. If the proposal is approved by stockholders, and the Board determines to implement any of the reverse stock split ratios, we would communicate to the public, prior to the effective date of the reverse split, additional details regarding the reverse split, including the specific ratio the Board selects.

You should keep in mind that the implementation of a reverse stock split does not have an effect on the actual or intrinsic value of the Bionovo business or your proportional ownership in the Company. You should also consider that in many cases, the market price of a company’s shares declines after a reverse stock split.

Certain Risks Associated with the Reverse Stock Split

There can be no assurance that the total market capitalization of our common stock (the aggregate value of all Bionovo common stock at the then market price) after the implementation of a reverse stock split will be equal to or greater than the total market capitalization before a reverse stock split or that the per share market price of our common stock following a reverse stock split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the reverse stock split.

There can be no assurance that the market price per new share of our common stock after a reverse stock split will remain unchanged or increase in proportion to the reduction in the number of old shares of our common stock outstanding before a reverse stock split. For example, based on the closing price of our common stock on March XX, 2010 of $XXX per share, if the Board were to implement the reverse stock split and utilize a ratio of 1-for-10, we cannot assure you that the post-split market price of our common stock would be $XX.XX (that is, $XXX × 10) per share or greater. In many cases, the market price of a company’s shares declines after a reverse stock split.

Accordingly, the total market capitalization of our common stock after a reverse stock split when and if implemented may be lower than the total market capitalization before the reverse stock split. Moreover, in the future, the market price of our common stock following a reverse stock split may not exceed or remain higher than the market price prior to the reverse stock split.

A reverse stock split may not increase the Company’s stock price over the long-term, which may prevent the Company from qualifying for listing with NASDAQ.

While we expect that a reverse stock split, together with other actions required to meet applicable listing standards, will enable our shares to qualify for listing with NASDAQ and that we will be able to continue to meet on-going quantitative and qualitative listing requirements, we cannot be sure that this will be the case. Negative financial results, adverse clinical trials developments, or market conditions could adversely affect the market price of our common stock and jeopardize our ability to meet or maintain applicable NASDAQ listing requirements. Furthermore, in addition to its enumerated listing and maintenance standards, NASDAQ has broad discretionary authority over the initial and continued listing of securities, which it could exercise with respect to our shares.

If a reverse stock split is effected, the resulting per-share stock price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of our common stock may not improve.

While the Board believes that a higher stock price may help generate investor interest, there can be no assurance that a reverse stock split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not necessarily improve.

A decline in the market price of our common stock after a reverse stock split is implemented may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of our common stock could be adversely affected following such a reverse stock split.

If a reverse stock split is effected and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of our common stock will, however, also be based on our performance and other factors, which are unrelated to the number of shares of common stock outstanding. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Principal Effects of the Reverse Stock Split

If approved and implemented, the principal effects of a reverse stock split would include the following:

•	the number of outstanding shares of the Company’s common stock will be decreased based on the reverse stock split ratio selected by the Board;

•	the total number of shares of common stock that we are authorized to issue will be reduced proportionately based on the ratio selected by the Board;

•

appropriate adjustments will be made to stock options, restricted stock and other securities convertible into shares of our common stock granted under our plans to maintain the economic value of the awards;

•

the number of shares reserved for issuance under our Equity Incentive Plan will be reduced proportionately based on the ratio selected by the Board (and any other appropriate adjustments or modifications will be made under the plans); and

•

the exercise price of our warrants to purchase our common stock and the number of shares reserved for issuance upon exercise will be adjusted in accordance with their terms based on the ratio selected by the Board.

The common stock resulting from a reverse stock split will remain fully paid and non-assessable. A reverse stock split will not affect the public registration of the common stock under the Securities Exchange Act of 1934.

If implemented, a reverse stock split would not have any effect on our current dividend policy. We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings to support operations and to finance expansion. As a result, our directors and management do not anticipate paying any cash dividends on shares of our common stock in the foreseeable future.

A reverse stock split would not, by itself, affect our assets or business prospects. Also, if approved and implemented, a reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares. The Board believes, however, that these potential effects are outweighed by the benefits of a reverse stock split.

Fractional Shares

We will not issue fractional shares in connection with the Reverse Stock Split. Instead, any fractional share which results from the Reverse Stock Split will be rounded up to the next whole share.

Authorized Shares

Currently, the Company is authorized to issue up to a total of 200,000,000 shares, comprising 190,000,000 shares of common stock and 10,000,000 shares of preferred stock. Concurrently with the reverse stock split, the Company intends to decrease its authorized shares of common stock by the same ratio as the reverse stock split (rounded to the nearest whole number). For example, assuming for illustrative purposes only a 1-for-10 reverse stock split, the number of authorized shares of common stock would be decreased to 19,000,000. The number of authorized shares of preferred stock will not change.

Effect on Par Value

The proposed amendments to the Company’s Certificate of Incorporation will not affect the par value of the common stock, which will remain at $.0001 per share. As a result, as of the effective time, the stated capital on our balance sheet attributable to our common stock would be reduced proportionately based on the reverse stock split ratio selected by the Board, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. In future financial statements, we would restate net income or loss and other per share amounts for periods ending before a reverse stock split to give retroactive effect to the reverse stock split.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the proposed reverse stock split, the Board of Directors does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Procedure for Effecting a Reverse Stock Split and Exchange of Stock Certificates

If stockholders approve the proposal and the Board decides to implement a reverse stock split, we will file with the Secretary of State of the State of Delaware a certificate of amendment to our Certificate of Incorporation. A reverse stock split will become effective at the time and on the date of filing of, or at such later time as is specified in, the certificate of amendment, which we refer to as the “effective time” and “effective date,” respectively. Beginning at the effective time, each certificate representing shares of common stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares into which the shares previously represented by the certificate were combined pursuant to the reverse stock split. The text of the certificate of amendment would be in substantially the form attached hereto as Appendix [B], except that the text of the form may be altered for any changes required by the Secretary of State of the State of Delaware and changes deemed necessary or advisable by the Board, including the insertion of the effective time, effective date, number of authorized shares and the reverse stock split ratio selected by Board.

Upon a reverse stock split, we intend to treat stockholders holding our common stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect a reverse stock split for their beneficial holders holding our common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing a reverse stock split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact them directly.

Following any reverse stock split, holders of pre-reverse stock split shares will be asked to surrender certificates representing such shares in exchange for certificates representing post-reverse stock split shares in accordance with the procedures to be set forth in the letter of transmittal Bionovo sends to its shareholders. Bionovo’s transfer agent, Colonial Stock Transfer, will act as the “exchange agent” for purposes of implementing the exchange of stock certificates. No new certificates will be issued to a shareholder until such shareholder has surrendered such shareholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Any pre-reverse stock split shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for post-reverse stock split shares.

YOU SHOULD NOT SEND YOUR CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE THE LETTER OF TRANSMITTAL FROM OUR EXCHANGE AGENT.

No Appraisal Rights

Under the Delaware General Corporation Law, the Company’s stockholders are not entitled to dissenter’s rights or appraisal rights with respect to the reverse stock split described in this proposal.

Reservation of Right to Abandon Reverse Stock Split

We reserve the right to abandon a reverse stock split without further action by our stockholders at any time before the effectiveness of the filing with the Secretary of State of the State of Delaware of the certificate of amendment to our Certificate of Incorporation, even if the authority to effect a reverse stock split has been approved by our stockholders at the Annual Meeting. By voting in favor of a reverse stock split, you are expressly also authorizing the Board to determine not to proceed with, and abandon, a reverse stock split if it should so decide.

Certain Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of a reverse stock split. This discussion is based on the Internal Revenue Code, the Treasury Regulations promulgated thereunder, published statements by the Internal Revenue Service and other applicable authorities on the date of this Proxy Statement, all of which are subject to change, possibly with retroactive effect. This discussion does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. Further, it does not address any state, local or foreign income or other tax consequences. This summary also assumes that the shares of common stock held immediately prior to the effective time of the reverse stock split (the “old shares”) were, and the new shares received will be, held as a “capital asset,” as defined in the Internal Revenue Code (generally, property held for investment).

We believe that the material U.S. federal income tax consequences of a reverse stock split would be as follows:

•	Bionovo will not recognize any gain or loss as a result of the reverse stock split.

•	You will not recognize any gain or loss as a result of the reverse stock split.

•

The aggregate adjusted basis of the shares of each class of our common stock you hold following the reverse stock split will be equal to your aggregate adjusted basis immediately prior to the reverse stock split.

•	Your holding period for the common stock you continue to hold after the reverse stock split will include your holding period for the common stock you held immediately prior to the reverse stock split.

Our beliefs regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, we urge you to consult with your own tax advisor with respect to all of the potential tax consequences to you of the reverse stock split.

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares of our common stock on the record date is required for approval of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PMB Helin Donovan LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PMB Helin Donovan LLP has audited our financial statements since December 31, 2005. Representatives of PMB Helin Donovan LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of PMB Helin Donovan LLP as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of PMB Helin Donovan LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our and our stockholders’ best interests.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of PMB Helin Donovan LLP Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to us for fiscal years ended December 31, 2009 and December 31, 2008 by PMB Helin Donovan LLP, our principal accountant:

	Fiscal Year Ended
	2009	2008
Audit Fees	$164,959	$151,849
Audit-related Fees	—	—
Tax Fees	—	—
Other Fees	33,500	5,425

Total Fees	$198,459	$157,274

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees we paid PMB Helin Donovan LLP for professional services for the audit of our financial statements included in our annual reports on Form 10-K and review of financial statements included in our quarterly reports on Form 10-Q, for services related to attestation of management’s assessment of the effectiveness of internal controls under the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for the fiscal year ended December 31, 2008, and for services that are normally provided by the accountant in connection with statutory and regulatory filings.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

The Audit Committee has determined that the rendering of the services other than audit services by PMB Helin Donovan LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*

The Audit Committee has prepared the following report on its activities with respect to our audited financial statements for the year ended December 31, 2009.

Our management is responsible for the preparation, presentation and integrity of our financial statements and is also responsible for maintaining appropriate accounting and financial reporting practices and policies. Management is also responsible for establishing and maintaining adequate internal controls and procedures designed to provide reasonable assurance that we are in compliance with accounting standards and applicable laws and regulations.

PMB Helin Donovan LLP, our independent registered public accounting firm for 2009, is responsible for expressing opinions on the conformity of our audited financial statements with accounting principles generally accepted in the United States.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2009 with our management. The Audit Committee has discussed with our independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from our independent registered public accounting firm required by the Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T and has discussed with our independent registered public accounting firm the firm’s independence.

Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and selected PMB Helin Donovan LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2010.

From the members of the Audit Committee of Bionovo, Inc.

Louis Drapeau, Chairperson

John Baxter

David Naveh

(*)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table and the notes thereto set forth certain information regarding the beneficial ownership of the Company’s common stock as of March 31, 2010, by (i) each current director; (ii) each executive officer named in the summary compensation table included herein; (iii) all of the Company’s current directors and executive officers as a group; and (iv) each person who is known by us to be a beneficial owner of five percent or more of the Company’s common stock.

Beneficial Ownership of Securities(1)

Name of Beneficial Owner	Outstanding Shares of Common Stock	Shares Issuable Pursuant to Options or Warrants Exercisable Within 60 Days of March 31, 2010	Percent of Total
Isaac Cohen(2)	9,643,094	49,180	9.0%
Mary Tagliaferri(3)	9,623,094	32,787	9.0%
Michael Vanderhoof(4)	675,543	521,725	1.1%
David Naveh(5)	10,000	837,500	*
Thomas Chesterman(6)	—	500,000	*
Louis Drapeau(7)	40,000	46,500	*
John Baxter(8)	—	75,000	*
George Butler(9)	—	45,000	*
All executive officers and directors as a group (8 persons)(10)	19,991,731	2,107,692	20.6%

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 107,518,690 shares of common stock outstanding on March 31, 2010, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address of each person on this table is c/o Bionovo, Inc., 5858 Horton street, Suite 400, Emeryville, CA 94608.
(2)	Includes 49,180 shares subject to stock option agreements exercisable within 60 days.
(3)	Includes 32,787 shares subject to stock option agreements exercisable within 60 days.
(4)	Includes 434,225 shares subject to stock warrant agreements exercisable within 60 days and 87,500 shares subject to stock option agreements exercisable within 60 days.
(5)	Includes 837,500 shares subject to stock option agreements exercisable within 60 days.
(6)	Includes 500,000 shares subject to stock option agreements exercisable within 60 days.
(7)	Includes 46,500 shares subject to stock option agreements exercisable within 60 days.
(8)	Includes 75,000 shares subject to stock option agreements exercisable within 60 days.
(9)	Includes 45,000 shares subject to stock option agreements exercisable within 60 days.
(10)	Includes 434,225 shares subject to stock warrant agreements exercisable within 60 days and 1,673,467 shares subject to stock option agreements exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2009, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except for the following late filings: one Form 4 by Dr. Tagliaferi reporting a change in the form ownership from indirect (as a trustee for her children) to direct and two Form 4s by Mr. Cohen reporting a change in the form of ownership from indirect (as a trustee for his children) to direct as well as a correction to a previously filed Form 4.

COMPENSATION DISCUSSION AND ANALYSIS

The policies of the Compensation Committee, or the Committee, with respect to the compensation of executive officers, including the Chief Executive Officer, or CEO, are designed to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of stockholder value. To meet these goals, the Committee recommends executive compensation packages to our Board of Directors that are based on a mix of salary, bonus and equity awards.

Our Compensation Committee operates pursuant to a charter that further outlines the specific authority, duties and responsibilities of our Compensation Committee. The charter is periodically reviewed and revised by our Compensation Committee and our Board of Directors and is available on our website at: http://www.bionovo.com under the heading “Investors—Corporate Governance”; however, information found on our website is not incorporated by reference into this proxy statement.

EXECUTIVE COMPENSATION PHILOSOPHY AND OBJECTIVES

The Compensation Committee’s goals with respect to executive officers are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability, performance and potential, and to establish and maintain an appropriate relationship between executive compensation and the creation of stockholder value. The Compensation Committee believes that the most effective compensation program is one that provides competitive base pay, rewards the achievement of established annual and long-term goals and objectives, and provides an incentive for retention.

Overall, we seek to provide total compensation packages that are competitive in terms of total potential value to our executives, and that are tailored to the unique characteristics of our company in order to create an executive compensation program that will adequately reward our executives for their roles in creating value for our stockholders. We intend to be competitive with other similarly situated companies in our industry.

BENCHMARKING OF CASH AND EQUITY COMPENSATION

The Committee believes it is important when making its compensation-related decisions to be informed as to current practices of similarly situated publicly held companies in the life sciences industry. Although the Committee has not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, our executives’ compensation packages have more recently reflected an increased focus on performance and equity-based compensation, as we believe it is important to maintain a strong link between executive incentives and the creation of stockholder value. We believe that performance and equity-based compensation are the most important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives.

The Committee has also historically taken into account input from other sources, including input from other independent members of the Board of Directors and publicly available data relating to the compensation practices and policies of other companies within and outside of our industry. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, we generally believe that gathering this information is an important part of our compensation-related decision-making process.

The Committee intends to retain the services of third-party executive compensation specialists from time to time, as the Committee sees fit, in connection with the establishment of cash and equity compensation and related policies.

EXECUTIVE COMPENSATION COMPONENTS

Base Salary. Base salary is the primary fixed compensation element in the executive pay program. Our Compensation Committee believes that increases to base salary should reflect the job responsibilities, the individual’s performance for the preceding year and his or her pay level relative to similar positions at companies in our peer group as well as internal equity with respect to the rest of the executive team. We believe that maintaining base salary amounts at or near the industry median minimizes competitive disadvantage while avoiding paying amounts in excess of what we believe to be necessary to motivate executives to meet corporate goals. Base salaries are generally reviewed annually, and the Committee and Board will seek to adjust base salary amounts to realign such salaries with median market levels after taking into account individual responsibilities, performance and experience. These guidelines are used throughout our company for employees at all grade levels. Executive officer base salary increases are effective on January 1 of each year, which is the same effective date for the rest of our employees.

For 2009 and for 2010, the Compensation Committee has recommended no increase in base salary.

Annual Incentive Bonus Program. In addition to base salaries, we believe that performance-based cash bonuses play an important role in providing incentives to our executives to achieve defined annual corporate goals. Our annual incentive bonus program is an “at-risk” compensation arrangement designed to reward our executive officers (as well as all our employees) for the achievement of key financial and operational goals that we believe will provide the foundation for creating longer-term stockholder value. Payment of bonuses to our executive officers is subject to the achievement of a minimum performance threshold tied to our corporate goals established by the Board of Directors.

At the end of each year, the Board, upon the recommendation of the Committee, determines the level of achievement for each corporate goal. Final determinations as to bonus levels are then based on the achievement of these corporate goals, which are the same for all executives, as well as our assessment as to the overall success of our company and the development of our business. Actual bonuses are paid to the executives at the end of each fiscal year and may be above or below target bonus levels, at the discretion of the Board. Bonus payments under our annual bonus plan are contingent on continued employment with the company at the end of the year.

For 2008 and for 2009, the Compensation Committee recommended a significantly reduced annual incentive bonus payment, due to Company performance and market conditions.

Equity Compensation. We believe that providing a significant portion of our executives’ total compensation package in stock options and other equity awards aligns the incentives of our executives with the interests of our stockholders and with our long-term success. The Committee and Board develop their equity award determinations based on their judgments as to whether the complete compensation packages provided to our executives, including prior equity awards, are sufficient to retain, motivate and adequately award the executives. This judgment is based in part on information provided by benchmarking studies.

We grant equity awards through our Equity Incentive Plan, which was adopted by our Board and stockholders to permit the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares and other stock-based awards to our officers, directors, scientific advisory board members, employees and consultants. All of our employees, directors, scientific advisory board members and consultants are eligible to participate in the Equity Incentive Plan.

Equity Grant Practices. Equity grants made to our executive officers, including the Chief Executive Officer, are approved by the full Board of Directors upon the recommendation of the Committee. We grant options at exercise prices equal to or above the closing price of our common stock on The NASDAQ Capital Market on the date of grant. In addition, we do not coordinate grants of options so that they are made before an announcement of favorable information, or after an announcement of unfavorable information. We do not reprice options. Likewise, if our stock price declines after the grant date, we do not replace options.

Benefits and Perquisites. Beginning in fiscal year 2005 all executive officers became eligible to receive health care coverage that is generally available to other Bionovo employees. For the fiscal year ended December 31, 2009, we contributed $36,862.

Bionovo maintains a tax-qualified 401(k) Plan, which provides for broad-based employee participation. Under the 401(k) Plan, all Bionovo employees were eligible to contribute up to $15,500 of their compensation in 2009 subject to certain Internal Revenue Service and plan restrictions. Bionovo does not provide defined benefit pension plans or defined contribution retirement plans to its executives or other employees other than the 401(k) Plan.

We offer our Chief Executive Officer, our President and our Chief Financial Officer a life insurance policy of up to $1.0 million paid for by the Company. In addition, our Chief Executive Officer and our President are entitled to a car allowance per the terms of their employment agreements.

We also offer a number of other benefits to the executive officers pursuant to benefit programs that provide for broad-based employee participation. These benefits programs include medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, wellness programs, educational assistance, employee assistance and certain other benefits.

The 401(k) Plan and other generally available benefit programs allow us to remain competitive for employee talent, and we believe that the availability of the benefit programs generally enhances employee productivity and loyalty to Bionovo. The main objectives of Bionovo’s benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving financial retirement goals, enhanced health and productivity and to provide support for global workforce mobility, in full compliance with applicable legal requirements. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.

On an annual basis, we benchmark our overall benefits programs against our peers using biotechnology industry data. We also analyze changes to our benefits programs in light of the overall objectives of the program, including the effectiveness of the retention and incentive features of such programs. It is generally our policy not to extend significant perquisites to our executives that are not available to our employees generally. We have no current plans to make changes to levels of benefits and perquisites provided to executives.

Nonqualified Deferred Compensation. The Company does not have a Deferred Compensation Plan.

Tax Considerations. We believe it is in our best interest, to the extent practical, to have executive officer compensation be fully deductible under Section 162(m). Section 162(m) of the Code generally provides that a publicly-held company may not deduct compensation paid to certain of its top executive officers to the extent that such compensation exceeds $1 million per officer in a calendar year. Compensation that is “performance-based compensation” within the meaning of the Code does not count toward the $1 million deduction limit.

We have taken steps to structure payments to executive officers under the corporate bonus and equity compensation programs to meet the Section 162(m) requirements. Our Compensation Committee nevertheless retains the discretion to provide compensation that potentially may not be fully deductible to reward performance and/or enhance retention.

2009 Executive Compensation Summary

The following table sets forth information regarding compensation earned in 2009, 2008 and 2007 by our Chairman and CEO, our President and Chief Medical Officer, and our Chief Financial Officer (these individuals are collectively referred to as our “named executive officers”):

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Options Awards(1) ($)	Non-Equity Incentive Plan Comp ($)	All Other Compensation ($)	Total ($)
Isaac Cohen(2)(5)	2009	375,000	—	—	—	50,000	21,190	446,190
Chairman and Chief Executive Officer	2008	373,154		—	—	—	22,496	395,650
	2007	295,000		—	—	100,000	22,536	417,536

Mary Tagliaferri(3)(6)	2009	375,000	—	—	—	40,000	21,055	436,055
President and Chief Medical Officer	2008	373,154		—	—	—	22,643	395,797
	2007	295,000		—	—	100,000	22,943	417,943

Thomas Chesterman(4)	2009	320,250	—	—	—	—	20,063	340,313
Senior Vice President and Chief Operating Officer	2008	319,898		—	—	—	20,383	340,281
	2007	140,769		—	1,727,186	75,000	2,116	1,945,071

(1)	The value of option awards disclosed is based on the aggregate grant date fair value of the awards on date of grant. The method of and assumptions used to calculate the value of the options granted to our named executive officers is discussed under Note 6 of the Notes to the Financial Statements included in Bionovo’s Annual Report on Form 10-K for fiscal 2009 filed with the SEC on March 16, 2010.
(2)	Salary was increased to $375,000 effective January 1, 2008.
(3)	Salary was increased to $375,000 effective January 1, 2008.
(4)	Thomas Chesterman commenced his employment with us on July 11, 2007. Salary was increased to $320,000 effective January 1, 2008.
(5)	Isaac Cohen, our Chairman and Chief Executive Officer, was granted 49,180 options on January 12, 2010. The aggregate grant date fair value was $21,673.
(6)	Mary Tagliaferri, our President and Chief Medical Officer, was granted 32,787 options on January 12, 2010. The aggregate grant date fair value was $14,449.

All Other Compensation in the summary compensation table above includes the following components:

Name	Year	Car Allowance ($)	Health Care Contributions ($)	Life Insurance Premiums ($)	Total ($)
Isaac Cohen	2009	9,388	10,538	1,264	21,190
	2008	11,950	9,282	1,264	22,496
	2007	15,440	6,798	298	22,536

Mary Tagliaferri	2009	9,388	10,538	1,129	21,055
	2008	11,950	9,282	1,411	22,643
	2007	15,937	6,798	208	22,943

Thomas Chesterman	2009	—	15,786	4,277	20,063
	2008	—	10,850	9,533	20,383
	2007	—	—	2,116	2,116

Potential Payments Upon Termination or Change in Control

The following table and summary set forth potential payments payable to our current executive officers upon termination of employment or a change in control. The Board may in its discretion revise, amend or add to the benefits if it deems advisable, subject to limitations in the executive officer employment agreement (if applicable). The table below reflects amounts payable to our executive officers assuming their employment was terminated on December 31, 2009:

Name	Benefit	Termination Without Cause Prior to a Change in Control ($)	Termination Without Cause or Constructive Termination Following a Change in Control ($)
Isaac Cohen	Salary	375,000	375,000
	Bonus	150,000	150,000
	Benefits continuation	—	12,000
	Total value:	525,000	537,000
Mary Tagliaferri	Salary	375,000	375,000
	Bonus	150,000	150,000
	Benefits continuation	—	12,000
	Total value:	525,000	537,000
Thomas Chesterman	Salary	320,000	160,000
	Bonus		—
	Benefits continuation	—	—
	Total value:	320,000	160,000

Employment and Separation Agreements

Isaac Cohen, the Company’s Chief Executive Officer, has an employment agreement with Bionovo that provides for an annual salary of $375,000, subject to annual review and potential increase by the Board of Directors. Mr. Cohen is eligible to receive annual bonuses in cash or stock options as awarded by the Board of Directors in its discretion. Mr. Cohen also is entitled to an automobile allowance of up to $750 per month plus certain related expenses and we have agreed to indemnify him in his capacity as an officer or director. Mr. Cohen will receive a severance payment equal to his target bonus for the year, prorated for the number of months during the calendar year that he was employed. The agreement is effective as of January 1, 2008 and will terminate no later than July 1, 2010.

Mary Tagliaferri, the Company’s President, has an employment agreement with Bionovo that provides for an annual salary of $375,000, subject to annual review and potential increase by the Board of Directors. Dr. Tagliaferri is eligible to receive annual bonuses in cash or stock options as awarded by the Board of Directors in its discretion. Dr. Tagliaferri also is entitled to an automobile allowance of up to $750 per month plus certain related expenses and we have agreed to indemnify her in her capacity as an officer or director. Dr. Tagliaferri will receive a severance payment equal her target bonus for the year, prorated for the number of months during the calendar year that she was employed. The agreement is effective as of January 1, 2008 and will terminate no later than July 1, 2010.

Tom Chesterman, the Company’s Chief Financial Officer, may be entitled to certain severance benefits pursuant to the Company’s Involuntary Termination Policy. Mr. Chesterman will receive a severance payment equal to his annual base salary for the year.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the Named Executive Officers during the fiscal years ended December 31, 2009. The option awards and unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards Table at December 31, 2009 below.

Name	Grant Date	Approval Date	Payments Under Non-Equity Incentive Plan Awards(1) ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options(2) (#)	Exercise or Base Price of Option Awards(3) (S/Sh)
Isaac Cohen	N/A	N/A	50,000	—	—	—
Mary Tagliaferri	N/A	N/A	40,000	—	—	—
Thomas Chesterman	7/11/2007	7/11/2007	—	—	800,000	2.98
	11/01/2007	11/01/2007	—	—	200,000	2.34

(1)	This column represents the total payout under the incentive bonus for the year ended December 31, 2009 paid by the company on January 13, 2010 to Isaac Cohen and Mary Tagliaferri.
(2)	This column shows the number of shares based on the option grant on July 11, 2007 and November 1, 2007, respectively, to the Named Executive Officer which vests ratably over a four year period with one-fourth vesting on the anniversary of the hire date through July 2012.
(3)	This column shows the exercise price for the stock options granted to the Named Executive Officers, which was the closing price of Bionovo stock on the date the Compensation and Nominations Committee approved and granted such options.

Outstanding Equity Awards

The following table shows all outstanding equity awards held by the Named Executive Officers as of December 31, 2009. The following awards identified in the table below are also reported in the Grants of Plan-Based Awards Table on the previous page:

Name	Number of Securities Underlying Unexercised Options(1)		Option Exercise Price ($)	Option Expiration Date
	(#) Exercisable	(#) Unexercisable
Isaac Cohen(2)	—	—	—	—
Mary Tagliaferri(3)	—	—	—	—
Thomas Chesterman	400,000	400,000	2.98	7/11/2017
	100,000	100,000	2.34	11/01/2017

(1)	Options granted upon hire vest ratably over a four year period with 1/4 vesting on the anniversary of the hire date.
(2)	Isaac Cohen, our Chairman and Chief Executive Officer, was granted 49,180 options on January 12, 2010. The aggregate grant date fair value was $21,673.
(3)	Mary Tagliaferri, our President and Chief Medical Officer, was granted 32,787 options on January 12, 2010. The aggregate grant date fair value was $14,449.

Options Exercised

There were no options exercised by the Named Executive Officers during the fiscal year ended December 31, 2009.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2009. No equity compensation plans that were in effect as of December 31, 2009 were adopted without the approval of our security holders.

Plan Category	Common Stock to be Issued Upon Exercise of Outstanding Options, and Rights (a)(1)	Weighted-Average Exercise Price of Outstanding Options, and Rights (b)	Common Stock Available for Issuance Under Equity Compensation Plan (Excluding Securities Reflected in Column(a)) (c)
Equity compensation plans approved by security holders	5,109,588	$1.67	3,990,534
Equity compensation plans not approved by security holders	—	—	—

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

It is our practice and policy to comply with all applicable laws, rules and regulations regarding related-person transactions, including the Sarbanes-Oxley Act of 2002. A related-person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons. Under its charter, our Audit Committee is charged with reviewing and approving all related-person transactions, as required by the NASDAQ rules, and in addition approves any direct or indirect personal loans from the Company to non-executive employees. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.

Certain Transactions

Michael D. Vanderhoof, one of the Company’s directors, is the Chairman of Cambria Asset Management, LLC, a financial consulting firm. In connection with the Company’s reverse merger transaction, the April and May 2005 private placements and the January 2007 private placement, Cambria Asset Management provided certain financial advisory and consulting services to us. As result, Cambria Asset Management was issued five year warrants to purchase 1,082,000 shares of the Company’s common stock at an exercise price of $0.50 per share and warrants to purchase 536,901 shares of our common stock at an exercise price of $1.50 per share. In addition, the Company made cash payments to Cambria Asset Management in the amounts of $920,402.40 and $5,534.39 for placement agent commissions and expense reimbursement, respectively. We have been advised that Cambria Asset Management has agreed in principle with its officers and owners to assign the foregoing warrants to such persons, with Mr. Vanderhoof to receive warrants to purchase 300,000 shares of common stock at an exercise price of $0.50 per share, and warrants to purchase 134,225 shares of our common stock at an exercise price of $1.50 per share. In addition, on October 7, 2009, we completed a public stock offering, for which Cambria Capital Inc., a subsidiary of Cambria Asset Management, was a selling group member. As compensation for their services, Cambria Capital Inc. received $62,000 in cash compensation.

Dr. Naveh previously received a stock option to purchase 816,000 shares of common stock of Bionovo Biopharmaceuticals which was assumed by us in our reverse merger transaction. The stock option now represents the option to purchase the same number of shares of our common stock. Prior to June 28, 2005, Dr. Naveh was paid $2,000 per month for his services on the Board of Directors which arrangement has been supplanted by the arrangement discussed in the “Non-Employee Director Compensation” section of this Proxy Statement. In 2008, we signed a manufacturing process consulting agreement with Dr. Naveh for $60,000. Dr. Naveh received payments totaling $55,000 in 2008 and a final payment of $5,000 in the first quarter of 2009.

Dr. John Baxter became a member of our Scientific Advisory Board (SAB) in February of 2009 under a consultancy agreement for a term of two years. Under the terms of the agreement, Dr. Baxter will be paid $40,000, in quarterly installments and was granted options to purchase 60,000 shares of the Company’s common stock at an exercise price $0.25. The options vest over two years with 50% vesting on the first and second anniversaries of the grant date. Dr. Baxter received $18,333 for his services during the year ended December 31, 2009.

Limitation of Liability of Officers and Directors and Indemnification

As permitted by Section 102 of the Delaware General Corporation Law, provisions in our amended and restated certificate of incorporation and amended and restated by-laws limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as directors. The duty of care generally requires that when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that:

•	We may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•

we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	the rights provided in our bylaws are not exclusive; and

•	any transaction from which the director derived an improper personal benefit.

We have entered, and intend to continue to enter, into separate indemnification agreements with each of our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification by us is sought, nor are we aware of any threatened litigation or proceeding that may result in a claim for indemnification.

We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Bionovo, Inc, Corporate Secretary, 5858 Horton Street, Suite 400, Emeryville, CA 94608 or contact our Corporate Secretary at (510) 601-2000. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Mary Tagliaferri

Mary Tagliaferri

President and Secretary

March [    ], 2010

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 is available without charge upon written request to: Corporate Secretary, Bionovo, Inc 5858 Horton Street, Suite 400, Emeryville, CA 94608. Copies may also be obtained without charge through the SEC’s website at http://www.sec.gov.

For Withhold For All To withhold authority to vote for any

All All Except any individual nominee(s), mark

“For All Except” and write the number(s

of the nominee(s) on the line below.

For Against Abstain

BIONOVO, INC.

INVESTOR RELATIONS

5858 HORTON STREET, SUITE 400

EMERYVILLE, CA 94608

<Shareholder Name>

<Shareholder Address1>

<Shareholder Address2>

<Shareholder Address3>

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

THIS PROXY BALLOT IS VALID ONLY WHEN SIGNED AND DATED.

BIONOVO, INC.

1. Election of seven directors nominated by the board of

directors to serve until the 2011 annual meeting of

shareholders.

Nominees:

1) John Baxter

2) George Butler

3) Isaac Cohen

4) Louis Drapeau

5) Mary Tagliaferri

2. To approve an amendment to the Certificate of Incorporation, as amended, to increase the authorized shares of common stock from 190,000,000 shares to 350,000,000 shares, par value $0.0001

(the “Authorized Share Increase”);

3. To approve an amendment to the Certificate of Incorporation, as amended, to effect a reverse stock split of our common stock at a ratio to be determined by the Board of Directors within a range of between

1-for-[___] and 1-for-[___], with a corresponding reduction in the number of authorized shares of our common stock (the “Reverse Stock Split”), and to authorize the Board of Directors, in its discretion, to implement the Reverse Stock Split at an exchange ratio within this range and to do so at any time prior to our 2011 annual meeting of stockholders by filing an amendment to the Certificate of Incorporation.

4. To ratify the appointment of PMB Helin Donovan, LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2010 (the “Ratification of Public Accountants”).

5. In their discretion upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

The board of directors recommends a vote FOR all the nominees for director in Proposal 1 and FOR Proposals 2, 3, and 4.

Please indicate if you plan to attend this meeting. Yes No

Sign exactly as name appears hereon. For joint accounts, all co-owners should sign. Executors, administrators, custodians, trustees, etc. should so indicate when signing.

Signature Date Signature (Joint Owners) Date

Voting Instructions

You can vote by Internet or Telephone!

Instead of mailing your proxy, you may choose one of the two voting options outlined below.

VOTE BY INTERNET – www.colonialstock.com/Bionovo2010

�� You can view the Bionovo 2010 Annual Report and Proxy Statement and submit your vote online at the website listed above up until 11:59PM

Pacific Time on May 2, 2010. You will need the control number at the left in order to do so.

�� Follow the instructions on the secure website to complete your vote.

VOTE BY PHONE – 877-285-8605

�� You may vote by phone until 5:00PM MST/4:00 PM PT on April 30,

2010.

�� Please have your notice and proxy card in hand when you call.

VOTE BY MAIL

• If you have not voted via the internet OR telephone, mark, sign and return your proxy ballot in the postage-paid envelope provided.

• Votes by mail must be received by April 30, 2009.

Control #: 0000 0000 0000